Exhibit 99.1

Adial Pharmaceuticals Reports First Quarter 2023 Financial Results
and Provides Business Update

Conducted meetings with U.S. and select European regulatory agencies

Received Notice of Exercise and upfront cash of $0.45 million from Advocate for the sale of Purnovate assets and business

Ended 2023 first quarter with cash and cash equivalents of $2.3 million

Charlottesville, VA – May 12, 2023 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL; ADILW) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today provided a business update and reported its financial results for the first quarter of 2023.

Cary Claiborne, President and Chief Executive Officer of Adial, stated, “We continue to pursue our highly focused regulatory strategy and have conducted meetings with the U.S. Food and Drug Administration (FDA), the Swedish Medical Product Agency, the Federal Institute for Drugs and Medical Devices (BfArM) in Germany and the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom. We are currently waiting on final meeting minutes from the respective agencies, which receipt varies depending on the country. As we previously expressed, we remain highly confident in our regulatory strategy as we believe these meetings, and the resulting minutes, will provide us with a clearer understanding of the best path forward to approval. Armed with this information, we will be in a much stronger position to advance ongoing partnering discussions. Assisting us in our partnering efforts, we have engaged The Keswick Group. Given their extensive experience and successful track record of identifying, evaluating, and progressing strategic collaborations, we believe we are well positioned to execute on our business strategy and bring AD04 to large markets in the most cost-effective and timely manner.”

“Furthermore, as previously announced, we received an irrevocable notice of exercise on May 8, 2023 from Adovate to acquire the assets and business of our Purnovate subsidiary effective May 16, 2023, which allows us to exclusively focus on advancing AD04 through potential regulatory approval and prioritize our resources accordingly. Additionally, the sale of Purnovate assets provides us with non-dilutive upfront capital while maintaining meaningful equity and downstream economics, including potential development and commercial milestone payments of up to $83 million on the first three compounds. We believe this strategy maximizes the value of both AD04 and Purnovate assets. Overall, we have made significant progress and continue to execute our business strategy and we look forward to providing additional updates in the near-term, including feedback received from the respective regulatory agencies.”

Other Recent Developments

Purnovate

The Company recently announced that Adovate, LLC (formerly known as Adenomed, LLC) (“Adovate”), submitted an irrevocable notice of exercise on May 8, 2023 of its option to acquire the assets and business of our Purnovate subsidiary effective May 16, 2023 under an Option Agreement, dated as of January 27, 2023. The Option Agreement provides that the parties will enter into a final acquisition agreement for the sale of the Purnovate assets under previously agreed financial terms. Adovate was recently formed by William Stilley, co-founder and former CEO of Adial, for the sole purpose of acquiring, funding and advancing the Purnovate assets.

Adial received an upfront payment of $450 thousand on the notification date (May 8, 2023). After a final acquisition agreement is signed Adial will receive approximately $0.9 million for Purnovate expenditures incurred and paid by Adial after December 1, 2022. Any Purnovate expenses incurred subsequent to May 15, 2023, are now the responsibility of Adovate. In addition, the Company will be entitled to receive up to approximately $11 million in development and approval milestones for each compound (up to $33 million in total development and approval milestones for the first three compounds alone), as well as a total of $50 million in additional commercial milestones, for a total consideration of up to $83 million with potential milestone payments on additional compounds. Additionally, the Company will receive a single digit royalty and receive a 19.9% equity stake in Adovate.

The transaction was independently evaluated and unanimously approved, first by the Adial Audit Committee of the Board of Directors, and then by its full Board of Directors, with Mr. Stilley, a current board member, abstaining from the vote.

Partnering

The Company has engaged The Keswick Group, LLC, a biotech strategic commercial and business development advisory firm, to support the advancement of the Company’s partnering activities. The Keswick Group is led by Tony Goodman, a current member of Adial’s Board of Directors. Mr. Goodman’s career spans over 23 years in the pharmaceutical and biotech industries. Having held senior leadership and business development positions at a variety of pharmaceutical companies, Mr. Goodman brings significant expertise and experience in strategically important partnering transactions and extensive relationships in the healthcare market.

Financing

The Company closed an at-the-market registered direct offering of 1,829,269 shares of common stock at a purchase price of $0.41 per share of common stock with a single institutional investor for gross proceeds of $750 thousand before deducting the placement agent’s fees and other estimated offering expenses payable by the Company.

First Quarter 2023 Financial Results

●	Cash Position: As of March 31, 2023, cash and cash equivalents were $2.3 million compared to $4.0 million as of December 31, 2022. The Company believes that its existing cash and cash equivalents, as well as the impact of the recently announced agreement to sell its Purnovate’s Assets and Business, will fund its operating expenses into the first quarter of 2024. Under the agreement, the Company will receive non-dilutive funding and the sale has significantly reduced its current cash burn rate.

●	Research and Development expenses increased by $80,000 (13%) for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. This modest increase was primarily due to a favorable impact of an accrual adjustment in the prior year period that decreased R&D expense by $312,000 in the prior year and did not repeat this year. Excluding the impact of the prior year favorable accrual adjustment, research and development expense decreased by $243,000.

●	General and Administration expenses decreased by $219,000 (9%) in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

●	Net Loss was $2.9 million for three months ended March 31, 2023, compared to a net loss of $2.9 million for the three months ended March 31, 2022.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of therapies for the treatment and prevention of addiction and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes (estimated to be approximately one-third of the AUD population) identified using the Company’s proprietary companion diagnostic genetic test. ONWARD showed promising results in reducing heavy drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. The Company is also developing adenosine analogs for the treatment of pain and other disorders. Additional information is available at www.adial.com.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding continuing to pursue the Company’s regulatory strategy, the meetings with regulatory authorities providing the Company with a clearer understanding of the best path forward to approval, being in a much stronger position armed with this information to advance ongoing partnering discussions, being well positioned to execute on the Company’s business strategy and bring AD04 to large markets in the most cost-effective and timely manner, exclusively focusing on advancing AD04 through potential regulatory approval and prioritizing the Company’s resources accordingly, the sale of Purnovate assets providing the Company with non-dilutive upfront capital while maintaining meaningful equity and downstream economics, including potential development and commercial milestone payments of up to $83 million on the first three compounds, the Company’s strategy maximizing the value of both AD04 and Purnovate assets and providing additional updates in the near-term, including feedback received from the respective regulatory agencies, entering into a final acquisition agreement for the sale of the Purnovate assets under previously agreed financial terms, receiving up to approximately $11 million in development and approval milestones for each compound (up to $33 million in total development and approval milestones for the first three compounds alone), as well as a total of $50 million in additional commercial milestones, for a total consideration of up to $83 million with potential milestone payments on additional compounds and receiving additionally a single digit royalty and receive a 19.9% equity stake in Adovate and the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to pursue our regulatory strategy, our ability to advance ongoing partnering discussions, our ability to execute on our business strategy and bring AD04 to large markets in the most cost-effective and timely manner, our ability to exclusively focus on advancing AD04 through potential regulatory approval and prioritize our resources accordingly, our ability to enter into a final acquisition agreement for the sale of the Purnovate assets and complete the sale of the Purnovate assets, our ability to maximize the value of both AD04 and Purnovate assets and provide additional updates in the near-term, our ability to receive up to approximately $11 million in development and approval milestones for each compound (up to $33 million in total development and approval milestones for the first three compounds alone), as well as a total of $50 million in additional commercial milestones, for a total consideration of up to $83 million with potential milestone payments on additional compounds, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to retain our key employees or maintain our Nasdaq listing, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing,. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC

David Waldman / Alexandra Schilt

Tel: 212-671-1020

Email: ADIL@crescendo-ir.com

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